PRESS RELEASE

ELKCORP RECEIVES NOTICE THAT THE CARLYLE GROUP WILL NOT SUBMIT REVISED ACQUISITION PROPOSAL

DALLAS, January 31, 2007 -- ElkCorp (NYSE:ELK), a leading manufacturer of roofing and building products, today announced that it has received notification from The Carlyle Group (Carlyle) that Carlyle has determined not to submit a revised proposal in response to the notice sent by ElkCorp to Carlyle on January 29, 2007, of ElkCorp’s intention to terminate the merger agreement between ElkCorp and Carlyle. As previously disclosed, ElkCorp has received an irrevocable, binding offer from Building Materials Corporation of America (BMCA) and certain of its affiliates to enter into an agreement by which one of these affiliates (BMCA Sub) would acquire all of the outstanding common stock of ElkCorp at a price of $43.50 per share and, as a result of this offer, sent the notice of intention to terminate to Carlyle.

As a result of these events, ElkCorp has the right to terminate the Carlyle merger agreement upon payment to Carlyle of a termination fee of $29 million, and thereafter is free to accept BMCA’s offer, which expires if not accepted on or before February 6, 2007. If ElkCorp accepts BMCA’s offer, BMCA has agreed to reimburse the full amount of this termination fee within one business day of payment by ElkCorp to Carlyle. Under an agreed-upon order entered into with a shareholder plaintiff in an action pending in a Dallas County Court, the plaintiff is entitled to two business days’ notice of payment of the fee. The plaintiff received such notice yesterday. The actions are also subject to the ElkCorp Board’s final approval to enter into the merger agreement with BMCA Sub.

As previously disclosed, under the terms of BMCA’s offer, BMCA Sub will amend its existing offer to purchase all of ElkCorp’s outstanding shares of common stock for $43.50 per share (the “Tender Offer”) to conform the Tender Offer to the terms of BMCA’s proposed merger agreement. Under the terms of the proposed agreement, following completion of the Tender Offer, the parties will complete a second-step merger (the “Merger”) in which all remaining outstanding shares will be cancelled and converted into $43.50 cash per share, without interest, or such higher amount as may be paid for shares in the Tender Offer. Consummation of the Tender Offer and the Merger are subject to customary closing conditions.

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About ElkCorp

ElkCorp, through its subsidiaries, manufactures Elk brand roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). www.elkcorp.com

CONTACTS:
Investors	Media
ElkCorp	Sard Verbinnen & Co.
Stephanie Elwood	Jim Barron or Chris Kittredge
(972) 851-0472	(212) 687-8080
or
MacKenzie Partners Inc.
Dan Burch or Bob Marese
(212) 929 5405

Forward Looking Statements. Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “contemplate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “target,” “look forward to” and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, litigation, an economic downturn or changes in the laws affecting our business in those markets in which we operate. There can be no assurance that the tender offer and second-step merger proposed by BMCA or any other transaction will be consummated, or if consummated, that it will increase shareholder value. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance or events. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by law.

Additional Information and Where to Find It. In connection with the Carlyle tender offer, ElkCorp has filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the "SEC"). In connection with the proposed merger with affiliates of The Carlyle Group, ElkCorp expects to file a proxy statement with the SEC, if required by law. In connection with the tender offer by an affiliate of BMCA, ElkCorp expects to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC and, if ElkCorp terminates its merger agreement with Carlyle and enters into a merger agreement with BMCA, ElkCorp expects to file amendments to this Schedule 14D-9. Investors and security holders are strongly advised to read these documents

(when they become available in the case of those not yet available) because they contain or will contain important information about the tender offers and the proposed mergers. Free copies of materials which filed by ElkCorp will be available at the SEC’s web site at www.sec.gov, or at the ElkCorp web site at www.elkcorp.com, and will also be available, without charge, by directing requests to ElkCorp, Investor Relations, 14911 Quorum Drive, Suite 600, Dallas, TX 75254-1491, telephone (972) 851-0472. ElkCorp and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of tenders or proxies from its shareholders. Information concerning the interests of ElkCorp's participants in the solicitation is set forth in ElkCorp's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in proxy statements relating to any merger, if one is required to be filed, and in the solicitation/recommendation statements on Schedule 14D-9 when they become available.